SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: June 24, 2008

XSUNX, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-29621	84-1384159
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

65 Enterprise, Aliso Viejo, CA 92656

(New address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 330-8060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8. Other Events

Letter to XsunX Shareholders Providing Mid-Year Update to Business Development and Multi- Megawatt Thin Film Solar Module Factory Initiative

We would like to start this letter by thanking you, our shareholders and clients, for your continued interest and support in XsunX. The focus of this mid-year update is to provide you with a review of the progress associated with our efforts to build and operate our first 25 mega watts (“MW”) of thin film photovoltaic (TFPV) manufacturing capacities, and some comparison observations to other solar technologies and module designs.

A Brief Recap

Our business initiative to build TFPV manufacturing capabilities was first announced in March 2007 and in just a little over one year we have;
•	Completed and validated the design of our TFPV solar module targeting utility scale applications.
•	Designed what we believe to be a best of breed TFPV manufacturing system to produce our TFPV modules.
•	Qualified the vendors and have begun placing orders for the components to our manufacturing system
•	Negotiated supply agreements for the critical materials for assembling our TFPV modules.
•	Secured financing commitments allowing us to place orders and begin building the systems.
•	Developed substantial market and brand awareness for our TFPV modules drawing over 145MW of pre-sales reservations from solar installers.
•	Reduced our dependence on third party research firms and the licensing of technologies.
•	Added experienced TFPV manufacturing professionals to our staff, and
•	We have found a home for our new 25MW facilities to be located in the City of Wood Village just east of Portland, Oregon USA.

Our TFPV Module Design & Industry Hype

Sorting through the hype and realities of the various solar technologies today can be challenging for the average person. Industry vernacular can present a confusing battleground with terms such as CIGS, CadTel, cold roll process, plasma deposition, amorphous, monolithic, multi-crystalline silicon, nano sciences, framed and unframed module assemblies, substrates of foil, plastic, glass, and recently one manufacture claimed they plan to build their cells on plywood. Adding to the confusion manufactured costs per watt are offered in the context of a level playing field regardless of the type of module assembly or the true costs per watt for an installed system accounting for actual power production. Some manufacturers claim achieving unprecedented processing speeds but we believe then fail to present that other aspects of their process still require costly and time consuming techniques. The common thread among the design and manufacturing costs for all of these solar technologies and manufacturing methods is that ultimately a weather proof solar device of some type must be assembled and include a way for the module to be safely connected to an electrical system.

What we found is the majority of the costs in fabricating a solar module of any type can be greatly affected by what you choose as your substrate, the ultimate rated power output of the module, and the true scaling potential of a technology. While solar cells using flexible substrates such as plastics or foils may offer, in some instances, lower initial per watt substrate costs, weatherproofing these types of modules requires the use of twice the amount of more costly weatherproofing encapsulates. Costly common components such as the junction box or “J-Box” used to connect the wiring of the solar module to an electrical system effect per watt manufacturing costs disproportionably. Smaller modules providing less rated power have fewer watts divisible into the cost of the “J-Box”.

Even the electrical current resistance produced by a particular solar technology can ultimately reduce the amount of actual usable solar cell and power produced in a TFPV module. This occurs when the solar cells are segmented into larger or smaller sections using lasers to remove material. Technologies such as tandem junction amorphous silicon produce high electrical voltage and low current which requires fewer laser scribes to reduce resistance leaving more solar cell area in the module. Other technologies such as CIGS, Microcrystalline or Nanocrystalline, and Cadmium Telluride produce the opposite effect with low voltage and higher currents requiring more laser scribes or segmentations to reduce electrical resistance. Removing single or double digit percentages of usable solar cell surface to minimize operating resistance ultimately can change laboratory advertised potential by significant amounts in the final commercial product. And the various solar absorbing technologies themselves each exhibit different performance characteristics that significantly affect how many watts of annualized power production each watt you purchase actually returns in real world conditions.

In designing our ASI-125 amorphous silicon module we evaluated numerous different designs in an effort to achieve low per watt manufacturing costs while continuing to deliver our end customer superior per watt performance. Our choice of amorphous silicon, and its various derivatives, is also supported in its use by other well known system manufacturers such as Applied Materials, Von Ardenne, and Oerlikon in the turn key systems they market.

Amorphous exhibits excellent solar absorbing properties and is a proven scalable technology. While it’s rated per watt performance under factory test conditions may appear to leave it lagging behind other thin film and silicon wafer technologies, its actual return per watt in real world use applications proves that amorphous often out performs all other technologies. A study available on our web site (http://www.xsunx.com/pdf/IBIS-XsunX-LCOE-report.pdf) which was performed by IBIS & Associates in February of this year offers more detail into this phenomenon as it compares various different solar technologies.

Investors ask us whether thin films can compete with traditional silicon technology. In the arena of solar technologies today we believe thin films enjoy the least expensive cost per potential watt for manufacturing the solar or photovoltaic energy conversion layers, commonly referred to as the “solar cell” portion of the thin film solar module. For XsunX the manufacturer of these layers will cost us approximately $.25 per watt in 2009, our first year of production, and we believe that as we improve the efficiency of our factory this cost will reduce further as output increases. The balance of our projected per watt costs to assemble a TFPV module bring the total per watt manufactured costs in 2009 to about $1.58 per watt including capital recovery and G&A costs which we believe are not often accounted for by others when describing cost per watt factory production. We have included the cost of an aluminum frame in our module design and although we believe that this frame provides value and reductions to installation costs for end user/installers we could further reduce our per watt costs, similar to other thin film manufacturers, by elimination of this frame.

While our costs per watt may vary initially as we start, tune, and work to increase the output of our factory we have experienced a strong initial demand for our product and we feel confident that amorphous technologies can continue to compete favorably in the overall solar market. We believe that this is evidenced in the selection of amorphous technologies by some of the largest system manufacturers entering the solar space today.

Manufacturing System & Vendor Update

Turn-key amorphous thin film manufacturing systems are available on the market today from several well known semiconductor system manufacturers with costs per factory rated watt ranging from approximately $2.50 to $3 per watt for manufacturing capacities usually staring at 25MW.

At XsunX we have designed our system utilizing a best of breed approach combining material handling automation, cleaning, cell layer deposition technologies, lasers, lamination and packaging systems from some of the premier vendors to fit the needs of our module design and not a force fed design from franchise type system vendors. The costs for our initial 25MW system will run approximately $1.56 per watt or about $39 million USD. We believe this provides our shareholders with a superior long term value resulting from lower initial start up costs, a reduction to the percentage of capital recovery costs for each watt of per watt operating costs, and the ability to leverage the knowledge base we develop in the production of this system in future manufacturing lines without having to continue to pay premiums to franchise system vendors.

We have based our initial manufacturing capacity, and cost per watt for our system as described above, on only 58% system utilization of the factory during our first year of production. As we fine tune and improve operations to a target goal of 80% or better we believe that this first system can increase annual production to over 30MW.

After having validated our vendors from a list of several potential candidates in each category during our planning phase we have scheduled the placement of equipment orders according to required lead times and the assembly timing of the tools. As of June we have placed orders for all of the major components associated with the front end of our system which includes cleaning systems, plasma enhanced chemical vapor deposition (“PECVD”), sputtering, and laser systems. We plan to place an order in July for the back end portions used to install the wiring systems and to encapsulate the modules for weatherproofing. Separately, we have been working with Concurrent Design Inc., an engineering firm based in Austin, Texas to assist in the final design of the interoperation, automated material handing, and custom installation aspects of our system. We have planned to place orders for these material handling and automation components in late summer.

Our Chief Operations Officer, VP of Engineering, and Chief Scientist travel monthly to each of the vendors for on site progress reviews and conduct weekly teleconferences with our vendors as well. This continuous monitoring and communication with vendors is part of the commitment we required from each vendor. Recently this continuous communication led to our ability to pair two of our vendors helping to expedite some of the engineering design elements of a vendor’s timeline.

To provide for scaling and per watt manufacturing cost reduction, our PECVD system, when running at full capacity, will process eight 1m X 1.6m glass panels simultaneously. This provides 12.8 square meters of panel fabrication at one time with a processing cycle of every 12 minutes. The balance of our system is sized to accommodate other fabrication steps such as laser scribing, lamination, and the complete assembly of these panel volumes with each TFPV module requiring approximately 3 hours from start to finish.

We will begin receiving various components to our system in September of 2008 and we are continuing to plan for final assembly and start up of our system in the first quarter of calendar 2009. The thin film industry is placing significant pressure on component vendors as orders for new equipment increase. For this reason we have elected to keep confidential certain of the vendors we have selected and engaged.

While we have worked hard to validate the technology and capacities of our vendors, unforeseen delays may occur and with our constant inspection and communication policies we hope to mitigate any delays should they occur. We will continue to provide updates on the progress of our system and should we encounter unanticipated material delays we will advise our shareholders.

Marketing, Brand Awareness & Business Development

In September 2007 we launched our Pre-Sales Reservation program and quickly drew 145 MW of reservation commitments for the purchase of our TFPV modules over the 2009, 2010, and 2011 production periods. Having validated the market acceptance and demand for our TFPV module we curtailed efforts to attract more clients into this program as of January 2008.

Longer term we believe that the product of our product, the sale of the electrical power produced by our modules, provides more long term revenue development value to our shareholders. To tap this added opportunity we are working to develop business relationships directly with utilities working to meet renewable energy mandates, and developers of power purchase associations “PPA”. Our goal is provide turn key multi-mega watt installations to these groups selling initial phases of these installations and working towards ownership and operation of future power field installations. To that end in June 2008 we began participating in answering requests for proposals from utilities and PPA’s.

As we navigate this new area of business development we have also begun working with qualified and experienced electrical and engineering firms capable of assisting us in the planning and installation of these projects. We will provide updates on our progress as information develops over the coming months.

Reduction on Third Party Resources

During the early development stages of our Company we worked to leverage our capital resources through extensive outsourcing with third party technology development firms. We also attempted to leverage the licensing of promising technologies to hedge our efforts while working to establish a technology portfolio for use in future business development efforts. Beginning in June of 2007 we have worked to scale back our dependence of third party developers. As of this June 2008 we no longer support or rely on outsourced research efforts nor are we invested in unproven and speculative technologies.

The elimination of these outside resources, and cancellation of certain licensing agreements, has resulted in the return of 14 million low priced warrants to the Company reducing future none cash operating expenses and potential further capital dilution, and provided for the accelerated re-payment to XsunX of approximately $1.67 million dollars USD. We are also working to market and sell a previously built small prototype production system to recoup approximately another $1.4 million dollars USD for use in our current manufacturing facilities build out.

We continue to value the various technologies we have been granted patents to, and those that we continue to license, for their potential future use in cutting edge applications such as flexible, semi-transparent, and multi-terminal solar devices. What we have learned though in the pursuit of commercializing these technologies is that while potentially offering cutting edge solar applications these technologies do not always provide the basis for lower or the lowest cost per watt production. In the development of our current TFPV solar module designs and manufacturing delivery systems we have focused on balancing the delivery of a high performance TFPV device meeting the needs of utility scale applications which we believe offer exceptional growth opportunities for our shareholders.

We believe that our current choice of technology, plans, and experienced professionals provides us with a rapid and scalable path towards commercial scale production within an expedited time frame relative to the time and costs associated with the commercialization of unproven or cutting edge applications. However, the XsunX team is continuously evaluating all of our strategic options in the context of the evolving solar industry environment and we remain committed to pursuing initiatives that maximize value for our stockholders.

Experienced TFPV Manufacturing Staff & Hiring Plans

Many of the scientists and engineers we had previously worked with provided extensive laboratory experience yet lacked significant TFPV commercialization experience. In 2007 we reached out into the professional community and successfully attracted two additional experts to assist us in planning, building, and operating our TFPV manufacturing operations. As Chief Scientist Dr. Guang Lin provides us successful commercialization experience of tandem junction amorphous silicon solar modules and is a recognized expert in the fields of thin film deposition process development and the scaling and transfer of these technologies into commercial product. As Vice President of Engineering, Mr. Robert Wendt previously assisted in the design, development, complete facilities build-out, and commercial production of one of the more difficult solar technologies to scale, commercial grade thin film CIGS solar modules.

Working with the balance of our staff we are also preparing for the addition of scientific, production management, and assembly technician personnel. Our newly retained human resource manager, Ms. Cindy Taylor, is completing preparation for our first of several on-site job fairs which we plan to begin holding in October 2008. Prior to October we will be adding certain key staff as necessary to provide adequate management for the larger staff additions beginning in the Fall.

Preparation and Progress of Our New Manufacturing Facilities

In April 2008 we announced the selection of an existing 90,000 square foot building located at 23365 NE Halsey St in the City of Wood Village, Oregon as the home of our new TFPV manufacturing facilities. Demolition work to remove unnecessary and obstructive existing improvements commenced the week of May 5th and is ahead of schedule with a planned completion for the week of July 14th.

Advantech Facility Design Inc., a manufacturing and architectural design firm based in Tucson, Arizona has been working with us for months now first assisting us in evaluation of proposed sites and is now working to complete the necessary design drawings for our required improvements to our selected building. We plan to submit structural and general tenant improvement drawings to the City of Wood Village in early August. Our schedule for the completion of these improvements is November/December 2008 and we will continue to provide updates on progress as it is warranted. Should we encounter unanticipated material delays we will advise our shareholders.

For shareholders who may not have seen previously released information related to the attributes and benefits of our new 90,000 square foot facilities I will provide a brief review. Our TFPV manufacturing system requires approximately 500 lineal feet from start to finish for the module assembly. The rectangle footprint of 200 feet by 450 feet of the selected building provided us with the ability to arrange the starting and ending points of the manufacturing process on the same end of the building. This start and end point is located directly adjacent to adequate shipping, receiving, and inventory portions of our building. The size and shape of the building worked to our advantage.

As an unanticipated bonus we were also able to reduce our initial start up and facility improvement costs when we purchased existing extensive, and in excellent condition, industrial manufacturing infrastructure from the previous tenant. These included multiple clean air management systems, emergency power generation system, over 200 tons of water chilling capabilities, water purification and vacuum systems for substrate cleaning, and extensive air support systems to manage heat produced from TFPV manufacturing operations for approximately $112,000 USD. This purchase also included a host of other industrial apparatus including support equipment such as office, networking, and telecommunications infrastructure.

The City of Wood Village, and surrounding sister cities, have welcomed us and are working to assist us in multiple ways. Recently they approved our site for an Enterprise Zone tax abatement which will help to reduce our initial operating costs during our first three years of operations. Additional support for our efforts to secure state incentives has also materialized through local government. And while we still have to comply with building and safety requirements we’ve seen a committed effort on the part of these communities to assist in streamlining our planning and permitting efforts.

Summary

During the planning stages of our efforts to build a TFPV manufacturing facility our message to the public focused on the use of words such as “planning”, “anticipate”, and “believe”. We were in fact in a planning stage of development. Now that we have begun work to execute our plan to deliver our shareholders the tangible realities of a 25MW TFPV manufacturing footprint we will strive to provide reports and information related to our accomplishments as often as practical or newsworthy.

We continue to “believe” and work to transition from the build out phase to the production phase of our plan. Nonetheless, this period of growth may continue to appear tedious to many investors as the significance of the many small battles we are winning becomes lost in the larger effort to complete and begin TFPV module production.

I hope that this mid-year letter reviewing our accomplishments, the status of our plans, and our position relative to the balance of the solar community has provided you with additional insight to our operations, plans, and progress.

Thank you for your time and continued support. We are planning to conduct an open line conference call slated for the week of July 7th, 2008 for the investment community to call in and discuss with our executive management the topics of this letter and our efforts to establish our TFPV manufacturing presence. We will release the Date, Time, conference call number, and ID a few days prior to the call.

Thank You,
Tom M. Djokovich, CEO
XsunX, Inc.

Safe Harbor Statement: Matters discussed in this shareholder news letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder news letter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d)  Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 24, 2008

XSUNX, INC.

By:	/s/ Tom Djokovich
Tom Djokovich, CEO/President